Exhibit 99.1

PERKINELMER, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

On November 29, 2010, PerkinElmer, Inc. (the “Company”) completed the previously announced disposition of its Illumination and Detection Solutions (“IDS”) business to Excelitas Technologies Corp., formerly known as IDS Acquisition Corp. (the “Buyer”), a subsidiary of Veritas Capital Fund III, L.P., a New York- based private equity firm, pursuant to the terms of the master purchase and sale agreement between the Company and the Buyer, dated as of August 31, 2010 (the “Purchase Agreement”). The Company received $482.0 million in consideration for the IDS business, or approximately $500.0 million net of payments for acquired cash balances, subject to adjustment for working capital as of the closing of the sale. The Buyer acquired the IDS business under the Purchase Agreement through the purchase of all outstanding stock of certain subsidiaries of the Company located in Germany, Canada, China, Indonesia, the Philippines, the United Kingdom and the United States as well as the purchase of certain assets and the assumption of certain liabilities of the IDS business held by the Company and by certain of the Company’s subsidiaries located in Singapore and Germany.

The unaudited pro forma consolidated statements of operations for the fiscal years ended January 3, 2010, December 28, 2008 and December 30, 2007 give effect to the disposition of the IDS business. The Company has not presented the unaudited pro forma consolidated balance sheets as of October 3, 2010 and January 3, 2010 and unaudited pro forma consolidated statements of operations for the interim periods ended October 3, 2010 and October 4, 2009, as the effect of the disposition of the IDS business was reported as discontinued operations in the Company’s Quarterly Report on Form 10–Q for the quarter ended October 3, 2010, filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2010.

The unaudited pro forma consolidated statements of operations for the fiscal years ended January 3, 2010, December 28, 2008 and December 30, 2007 have been derived from the audited consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010 that has been filed with the SEC. The unaudited pro forma consolidated financial statements are based upon available information and assumptions that the Company believes are reasonable.

The unaudited pro forma consolidated financial statements have been provided for informational purposes only. The unaudited pro forma consolidated financial statements do not purport to project the future financial position or operating results of the Company. The unaudited pro forma consolidated financial statements, including the notes thereto, should be read in conjunction with the Company’s audited consolidated financial statements and notes included in its Annual Report on Form 10-K for the fiscal year ended January 3, 2010 and its Quarterly Report on Form 10–Q for the quarter ended October 3, 2010, that have both been filed with the SEC.

PERKINELMER, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended January 3, 2010
	As Reported (1)	Adjustment for IDS Business (2)	Pro Forma
	(In thousands, except per share data)
Sales	$1,812,202	$261,436	$1,550,766
Cost of sales	1,032,408	180,624	851,784
Selling, general and administrative expenses	504,699	36,407	468,292
Research and development expenses	107,251	16,470	90,781
Restructuring and lease charges, net	20,231	2,244	17,987

Operating income from continuing operations	147,613	25,691	121,922
Interest and other expense, net	16,936	1,149	15,787

Income from continuing operations before income taxes	130,677	24,542	106,135
Provision for income taxes	37,933	6,133	31,800

Income from continuing operations	$92,744	$18,409	$74,335

Earnings per share from continuing operations:
Basic	$0.80		$0.64

Diluted	$0.80		$0.64

Weighted average shares of common stock outstanding:
Basic	116,250		116,250
Diluted	116,590		116,590

See accompanying notes to unaudited pro forma consolidated statements of operations.

PERKINELMER, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 28, 2008
	As Reported (1)	Adjustment for IDS Business (2)	Pro Forma
	(In thousands, except per share data)
Sales	$1,959,991	$300,323	$1,659,668
Cost of sales	1,124,921	198,951	925,970
Selling, general and administrative expenses	524,816	38,447	486,369
Research and development expenses	108,943	15,910	93,033
Restructuring and lease charges, net	6,889	220	6,669

Operating income from continuing operations	194,422	46,795	147,627
Interest and other expense, net	45,609	1,570	44,039

Income from continuing operations before income taxes	148,813	45,225	103,588
Provision for income taxes	21,040	8,342	12,698

Income from continuing operations	$127,773	$36,883	$90,890

Earnings per share from continuing operations:
Basic	$1.09		$0.77

Diluted	$1.08		$0.77

Weighted average shares of common stock outstanding:
Basic	117,659		117,659
Diluted	118,687		118,687

See accompanying notes to unaudited pro forma consolidated statements of operations.

PERKINELMER, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 30, 2007
	As Reported (1)	Adjustment for IDS Business (2)	Pro Forma
	(In thousands, except per share data)
Sales	$1,728,877	$292,407	$1,436,470
Cost of sales	1,016,364	193,529	822,835
Selling, general and administrative expenses	441,177	38,487	402,690
Research and development expenses	104,891	14,623	90,268
Restructuring and lease charges, net	14,387	470	13,917
Gains on settlement of insurance claim	(15,346)	—	(15,346)
In-process research and development charges	1,502	—	1,502

Operating income from continuing operations	165,902	45,298	120,604
Interest and other expense, net	16,877	987	15,890

Income from continuing operations before income taxes	149,025	44,311	104,714
Provision for income taxes	16,477	2,689	13,788

Income from continuing operations	$132,548	$41,622	90,926

Earnings per share from continuing operations:
Basic	$1.11		$0.76

Diluted	$1.09		$0.75

Weighted average shares of common stock outstanding:
Basic	118,916		118,916
Diluted	120,605		120,605

See accompanying notes to unaudited pro forma consolidated statements of operations.

PERKINELMER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(1)	Represents results of operations as reported on the audited consolidated statements of operations included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010.
(2)	Represents results of operations of the IDS business. Tax effects have been determined based on the statutory rates in effect during each of those years.